                                                                  EXHIBIT 4.20

                              INTERMET CORPORATION
                              5445 Corporate Drive
                             Troy, Michigan  48098


                                         As of March 21, 1996


The Prudential Insurance Company of America
c/o The Prudential Capital Group
Four Gateway Center
100 Mulberry Street
Newark, New Jersey  07102-4077

Ladies and Gentlemen:

     The undersigned, Intermet Corporation, a Georgia corporation, and its successors and permitted assigns (herein called the "COMPANY"), hereby agrees with you as follows:

          1. BACKGROUND. The Company authorized the issue of, and issued to you on December 11, 1992, its senior promissory note in the original principal amount of $25,000,000 (the "EXISTING NOTE") pursuant to, and in accordance with the terms of, that certain Note Agreement (as amended up to, but excluding, the Effective Date, the "ORIGINAL NOTE AGREEMENT"), dated as of December 11, 1992, between the Company and you. Each of the Company and the Guarantors has requested the amendment and restatement in its entirety of the Original Note Agreement and Existing Note as provided for in this Agreement.

          2. AMENDMENT AND RESTATEMENT OF ORIGINAL NOTE AGREEMENT AND EXISTING NOTE AND AMENDMENT OF RELATED AGREEMENTS. (i) The parties hereto agree that (a) the Original Note Agreement is hereby amended and restated in its entirety as set forth herein, (b) the form of the Existing Note issued by the Company is hereby amended and restated in its entirety as set forth in Exhibit A to this Agreement and (c) each of the other Related Agreements is hereby amended by substituting this Agreement for each reference to the Original Note Agreement contained therein.

          (ii) The Company will execute and deliver to you a note, in the form of Exhibit A hereto, in the aggregate principal amount of $25,000,000, to be dated the last day on which interest was paid on the Existing Note, to mature December 11, 2002, to bear interest on the unpaid balance thereof at a rate per annum of 8.05% and on overdue principal, premium or interest at the rate specified therein.

The term "NOTE" as used herein shall include the Note delivered pursuant to this provision and each senior promissory note delivered in substitution or exchange for any such Note pursuant to any provision of this Agreement.

          3. CONDITIONS OF EFFECTIVENESS. The amendment and restatement of the Original Note Agreement and the Existing Note and the other amendments as provided in paragraph 2 hereof shall become effective on the date hereof (the "Effective Date"), subject to satisfaction of all of the following conditions precedent:

          3A. RELATED DOCUMENTS. You shall have received each of the following documents, in form and substance satisfactory to you, duly executed and delivered by the parties thereto:

          (i) the amended and restated Existing Note, as required by clause (ii) of paragraph 2;

          (ii) a Cancellation Agreement, executed by SunTrust Bank, Atlanta, as agent under the Bank Agreement and the Required Lenders (as defined in the Bank Agreement), terminating the Pledge Agreement delivered pursuant to the "Prior Bank Agreement" (as defined in the Bank Agreement);

          (iii) a UCC-3 executed by SunTrust Bank, Atlanta, as agent under the Bank Agreement with respect to the Uniform Commercial Code financing statements filed with respect to the stock of Columbus Neunkirchen;

          (iv) Amendment No. 2 to the Intercreditor Agreement; and

          (v) to the extent not previously delivered, a Subsidiary Guaranty Agreement or Pledge Agreement (and related Contribution Agreement) from any Subsidiary that has delivered a Bank Guaranty Agreement or Pledge Agreement under the Bank Agreement.

          3B. REPRESENTATIONS AND WARRANTIES; NO DEFAULT. The representations and warranties contained in Article V of the Bank Agreement shall be true on and as of the Effective Date; there shall exist on the Effective Date no Event of Default or Default; and the Company shall have delivered to you an Officer's Certificate, dated the Effective Date, to both such effects and further certifying that (i) the execution and delivery by the Company of this Agreement, the Note and each of the other documents identified in the preceding paragraph 3A have been duly authorized by all necessary corporate action on the part of the Company, have been duly executed and delivered by the Company and are the valid and binding obligation of the Company, enforceable in accordance with its terms and (ii) each of the Related Documents, except as amended hereby, remains in full force and effect.

          3C. AUTHORIZATION OF TRANSACTIONS. The Company shall have authorized, by all necessary corporate action, the execution and delivery of this Agreement and each of the documents executed and delivered in connection herewith and the performance and satisfaction of all closing conditions contained in this paragraph 3, and the consummation of all transactions contemplated by this Agreement.

          3D. CERTIFIED COPIES OF BANK AGREEMENT AND OTHER DOCUMENTS. You shall have received a true, correct and duly executed copy of the Bank Agreement, including all Schedules and Exhibits thereto and side letters, if any, affecting the terms thereof or otherwise delivered in connection therewith, together with all amendments and waivers thereto and any documents, instruments or certificates executed in connection therewith, accompanied by an Officer's Certificate dated the Effective Date to such effect.

          3E. BANK APPROVAL. You shall have received, in form and substance satisfactory to you, the written approval of SunTrust Bank, Atlanta, as agent under the Bank Agreement and the Required Lenders (as defined in the Bank Agreement) to the delivery by the Company of this Agreement, the Note and the amendments to the other Related Documents and the transactions contemplated hereby and thereby and confirming that the conditions contained in Section 6.11 of the Bank Agreement have each been fully satisfied.

          3F. GUARANTORS APPROVAL. You shall have received, in form and substance satisfactory to you, the written approval of each of the Guarantors with respect to this Agreement, the Note, the amendments to the other Related Documents and the transactions contemplated hereby and thereby.

          3G. OPINION OF COMPANY'S COUNSEL. You shall have received from Kilpatrick & Cody, counsel for the Company and its Subsidiaries, a favorable opinion satisfactory to you and substantially in the form of Exhibit B attached hereto.

          3H. AMENDMENT FEE. The Company shall have paid to you at the closing of the execution and delivery of this Agreement an amendment fee in an amount equal to $7,500, paid by wire transfer to your Account No. 050-54-526 at Morgan Guaranty Trust Company of New York, 23 Wall Street, New York, New York 10015 (ABA No. 021-000-238).

          4. PREPAYMENTS. The Notes shall be subject to prepayment with respect to the required prepayments specified in paragraph 4A and the optional prepayments permitted by paragraph 4B.

          4A. REQUIRED PREPAYMENTS. Until the Notes shall be paid in full, the Company shall apply to the prepayment of the Notes, without premium, the sum of $5,000,000 on December 11 in each of the years 1998 to 2001, inclusive, and such principal amounts of the Notes, together with interest thereon to the prepayment dates, shall become due on such prepayment dates. The remaining principal amount of the Notes, together with interest accrued thereon, shall become due on the maturity date of the Notes.

          4B. OPTIONAL PREPAYMENT WITH YIELD-MAINTENANCE AMOUNT. The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in multiples of $5,000,000), at the option of the Company, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date and the Yield-Maintenance Amount, if any, with respect to each Note. Any partial prepayment of the Note pursuant to this paragraph 4B shall be applied in satisfaction of required payments of principal in inverse order of their scheduled due dates.

          4C. NOTICE OF OPTIONAL PREPAYMENT. The Company shall give the holder of each Note irrevocable written notice of any prepayment pursuant to paragraph 4B not less than 10 Business Days prior to the prepayment date, specifying such prepayment date and the principal amount of the Notes, and of the Notes held by such holder, to be prepaid on such date and stating that such prepayment is to be made pursuant to paragraph 4B. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon to the prepayment date and together with the Yield-Maintenance Amount, if any, with respect thereto, shall become due and payable on such prepayment date. The Company shall, on or before the day on which it gives written notice of any prepayment pursuant to paragraph 4B, give telephonic notice of the principal amount of the Notes to be prepaid and the prepayment date to each Significant Holder which shall have designated a recipient of such notices in the Purchaser Schedule attached hereto or by notice in writing to the Company.

          4D. PARTIAL PAYMENTS PRO RATA. Upon any partial prepayment of the Notes pursuant to paragraph 4A or 4B, the principal amount so prepaid shall be allocated to all Notes at the time outstanding (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than be prepayment pursuant to paragraph 4A or 4B) in proportion to the respective outstanding principal amounts thereof.

          4E. RETIREMENT OF NOTES. The Company shall not, and shall not permit any of its Subsidiaries or Affiliates to, prepay or otherwise retire in whole or in part prior to their stated final maturity (other than by prepayment pursuant to paragraph 4A or 4B upon acceleration of such final maturity pursuant to paragraph 7A), or purchase or otherwise acquire, directly or indirectly, Notes held by any holder unless the Company or such Subsidiary or Affiliate shall have offered to prepay or otherwise retire or purchase or otherwise acquire, as the case may be, the same proportion of the aggregate principal amount of Notes held by each other holder of Notes at the time outstanding upon the same terms and conditions. Any Notes so prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates shall not be deemed to be outstanding for any purpose under this Agreement, except as provided in paragraph 4D.

          5. AFFIRMATIVE COVENANTS.

          5A. REPORTING REQUIREMENTS. The Company covenants that it will deliver to each Significant Holder in quadruplicate:

     (i) as soon as practicable and in any event within 60 days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and satisfactory in form to the Required Holder(s) and certified by an authorized financial officer of the Company, subject to changes resulting from normal year-end adjustments; provided, however, that delivery pursuant to clause (iii) below of copies of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (i);

     (ii) as soon as practicable and in any event within 90 days after the end of each fiscal year, a consolidated statements of income and cash flows and a consolidated statement of stockholders' equity of the Company and its Subsidiaries for such year, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in scope to the

     Required Holder(s) and, as to the consolidated statements, reported on by independent public accountants of recognized standing selected by the Company whose report shall be without limitation as to the scope of the audit and satisfactory in substance to the Required Holder(s); provided,
                                                                    --------
     however, that delivery pursuant to clause (iii) below of copies of the
     -------
     Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (ii);

     (iii) promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);

     (iv) promptly upon receipt thereof, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the Company or any Subsidiary;

     (v) an annual financial plan and forecasted balance sheets and statements of income, shareholders' equity, and cash flows for the current fiscal year for the Consolidated Companies presented on a consolidated basis for any fiscal year thereafter, no later than 30 days prior to the beginning of such fiscal year;

     (vi) any other information provided under the Bank Agreement to the agent thereunder or the banks that are a party thereto; and

     (vii) with reasonable promptness, such other financial data as such Significant Holder may reasonably request.

Together with each delivery of financial statements required by clauses (i) and
(ii) above, the Company will deliver to each Significant Holder an Officer's Certificate demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of paragraphs 6A through 6F, inclusive, and stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto. Together with each delivery of financial statements required by clause
(ii) above, the Company will deliver to each Significant Holder a certificate of the accountants certifying such financial statements stating that, in making the audit necessary for their report on such financial statements, they have obtained no knowledge of any Event of Default or Default, or, if they have obtained knowledge of any Event of Default or Default, specifying the nature and period of existence thereof. Such accountants, however, shall not be liable to anyone by reason of their failure to obtain knowledge of any Event of Default or Default which would not be disclosed in the course of an audit conducted in accordance with generally accepted auditing standards.

          The Company also covenants that immediately after any Responsible Officer of the Company obtains knowledge of:

     (a)  an Event of Default or Default;

     (b) a material adverse change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole,

     (c) the institution of legal proceedings against the Company and/or any Subsidiary, which has a reasonable possibility of materially adversely affecting the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole or which in any manner draws into question the validity of or has a reasonable possibility of impairing the ability of the Company to perform its obligations under this Agreement or the Notes,

     (d) receipt by the Company or any of its Subsidiaries from the holder(s) of any Indebtedness of the Company or any of its Subsidiaries (or from any trustee, agent, attorney or other party acting on behalf of such holder(s)) in an amount which, in the aggregate, exceeds $5,000,000, where such notice states or claims (i) the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, notice or other document evidencing or governing such Indebtedness, or
          (ii) the existence or occurrence of any event or condition which requires or permits holder(s) of any Indebtedness to exercise right under any Change in Control Provision;

     (e) the occurrence of any other event that reasonably could impair the ability of the Company to meet its obligations hereunder;

     (f) any of the following, which, individually or in the aggregate, could result in penalties, fines, claims or other liabilities in amounts in excess of $1,000,000: (i) Environmental Liabilities, (ii) pending or threatened Environmental Proceedings, (iii) Environmental Notices,
          (iv) Environmental Judgments and Orders, or (v) Environmental Releases at, on, in, under or in any way materially affecting the Properties; or

     (g) the institution of any legal proceedings under the Bank Guaranty Agreement or a payment by any such Subsidiary or any Person on behalf of any such Subsidiary under the Bank Guaranty Agreement, the Company will deliver to each Significant Holder an Officer's Certificate specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

          5B. INFORMATION REQUIRED BY RULE 144A. The Company covenants that it will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this paragraph 5B, the term "qualified institutional buyer" shall have the meaning specified in Rule 144A under the Securities Act.

          5C. INSPECTION OF PROPERTY. The Company covenants that it will permit any Person designated by any Significant Holder in writing, at such Significant Holder's expense, to visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and its independent public accountants, all at such reasonable times and as often as such Significant Holder may reasonably request after reasonable notice.

          5D. COVENANT TO SECURE NOTE EQUALLY. The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of paragraph 6C (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to paragraph 11C), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured.

          5E. GUARANTEED OBLIGATIONS. The Company covenants that if, at any time, after the date hereof, it or any of its Subsidiaries incurs or permits to exist any Indebtedness or other obligation (other than a performance bond or like financial accommodation issued by a Subsidiary in the ordinary course or business or letters of credit issued to support workers' compensation liabilities) Guaranteed or collateralized in any other manner by any other

Person, it will simultaneously cause such Person to execute and deliver to each holder of any Note a guaranty agreement in form and substance reasonably satisfactory to such holder guaranteeing payment of the principal amount of the Notes and any premium and interest thereon, which bears the same ratio to the total unpaid principal amount of the Notes as the amount of such other obligation which is Guaranteed bears to the total unpaid principal amount of such other obligation, or if such other obligation is collateralized, to collateralize the Notes equally and ratably with such other obligation.

          5F. MAINTENANCE OF INSURANCE. The Company covenants that it and each Subsidiary will maintain, with responsible insurers, insurance with respect to its properties and business against such casualties and contingencies (including, but not limited to, public liability, larceny, embezzlement or other criminal misappropriation) and in such amounts as is customary in the case of similarly situated corporations engaged in the same or similar businesses.

          5G. MAINTENANCE OF CORPORATE EXISTENCE/COMPLIANCE WITH LAW/PRESERVATION OF PROPERTY. Except as allowed under paragraphs 6D and 6E, the Company covenants that it and each Subsidiary will do or cause to be done all things necessary to preserve, renew and keep in full force and effect the corporate existence of the Company and its Subsidiaries (other than those Subsidiaries not material to the financial condition, business or operations of the Company and its Subsidiaries taken as a whole) and comply in all material respects with all laws and regulations (including, without limitation, laws and regulations relating to equal employment opportunity and employee safety) applicable to it and its Subsidiaries, the failure with which to comply would have a reasonable possibility of materially adversely affecting the business, operations or financial condition of the Company and its Subsidiaries, taken as a whole, at all times maintain, preserve and protect all material intellectual property of the Company and its Subsidiaries, and preserve all the remainder of its material property used or useful in the conduct of its business and keep the same in good repair, working order and condition.

          5H. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Company will, and will cause each of its Subsidiaries to, comply in a timely fashion with, or operate pursuant to valid waivers of the provisions of, all Environmental Requirements including, without limitation, the emission of wastewater effluent, solid and hazardous waste and air pollution, together with any other applicable requirements for conducting, on a timely basis, periodic tests and monitoring for contamination of ground water, surface water, air and land and for biological toxicity of the aforesaid, and diligently comply with the regulations (except to the extent such regulations are waived by appropriate governmental authorities) of the Environmental Protection Agency or other relevant federal, state or local governmental authority, except where the failure to do so would not have a reasonable possibility of materially adversely affecting the business, operations or financial condition of the Company and any of its

Subsidiaries, taken as a whole. To the fullest extent permitted by applicable law, the Company agrees to indemnify and hold you, your officers, agents and employees harmless from any loss, liability, claim or expense that you may incur or suffer as a result of a breach by the Company or its Subsidiaries, as the case may be, of this covenant. The Company shall not be deemed to have breached or violated this paragraph 5H if the Company or any Subsidiary of the Company is challenging in good faith by appropriate proceedings diligently pursued the application or enforcement of such Environmental Requirements for which adequate reserves have been established in accordance with GAAP.

          5I. NO INTEGRATION. The Company covenants that it has taken and will continue to take all necessary steps so that the issuance of the Notes have not and will not require registration under the Securities Act. The Company covenants that no future offer and sale of debt securities of the Company of any class will be made if, as a result of the doctrine of "integration", such offer and sale would call into question the entitlement of the Notes to the exemption from the registration requirements of the Securities Act.

          5J. FINANCIAL REPORTS. The Company will keep, and will cause each Subsidiary to keep, proper books of record and account in which full and correct entries will be made of all dealings or transactions of or in relation to the business and affairs of the Company or such Subsidiary in accordance with GAAP consistently applied (except for changes disclosed in the financial statements furnished to you pursuant to paragraph 5A and concurred in by the independent public accountants referred to in paragraph 5A).

          5K. ADDITIONAL GUARANTORS AND COLLATERAL. Promptly after (i) the formation or acquisition (provided that nothing in this paragraph shall be deemed to authorize the acquisition of any entity) of any Subsidiary not listed on Schedule 5K, (ii) the domestication of any Foreign Subsidiary, or (iii) the occurrence of any other event creating a new Subsidiary, the Company shall execute and deliver, and cause to be executed and delivered (x) in the case of a Foreign Subsidiary, if, in the reasonable opinion of the Company's accountants, delivery of a Guaranty Agreement would cause the Company to be subject to tax on the undistributed earnings and profits of such Subsidiary pursuant to Subpart F of Part III, Subchapter N of the Internal Revenue Code, a Pledge Agreement with respect to 49% of the capital stock of such Subsidiary if it is a Foreign Subsidiary directly owned by the Company or a Subsidiary that is not, and is not directly or indirectly controlled by, a Foreign Subsidiary, (y) a Guaranty Agreement from each such Subsidiary that is not a Foreign Subsidiary whose stock has been pledged to the extent and in accordance with subsection (x) hereof and
(z) a Contribution Agreement from each such Subsidiary, together with related documents with respect to such new Subsidiary (or the pledgor of its stock) of the kind described in paragraphs 3C, 3G and 3H of the Original Note Agreement, all in form and substance satisfactory to the Required Holder(s).

          6. NEGATIVE COVENANTS.

          6A. FINANCIAL COVENANTS. The Company covenants that it will not permit, as of the last day of any fiscal quarter:

     (i)  the Fixed Charge Coverage Ratio to fall below 2.0:1.0;

     (ii) the Leverage Ratio to exceed 65%; or

     (iii) the ratio of Funded Debt to Consolidated EBITDA (calculated for the immediately preceding four fiscal quarters ending on such date) to exceed 3.5:1.0.

The Company further covenants that Schedule 6A hereto sets forth the calculation
                                   -----------
of the financial covenant amounts, ratios and percentages required by clauses
(i) through (iii) of this paragraph 6A, calculated as of September 30, 1995.

          6B. INDEBTEDNESS. Subject to compliance with paragraph 6A, the Company covenants that it will not and not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, other than:

     (a)  the Notes,

     (b) Indebtedness otherwise outstanding on the Effective Date as set forth on Schedule 6B attached hereto;
             -----------

     (b) unsecured current liabilities (other than liabilities for borrowed money or liabilities evidenced by promissory notes, bonds or similar instruments) incurred in the ordinary course of business;

     (c) Indebtedness of the Company pursuant to the Bank Agreement and secured by Liens which are pari passu with the Liens securing the Notes and
                             ----------
          the other Obligations hereunder and governed by the terms of the Intercreditor Agreement;

     (d)  Investments permitted by paragraph 6G hereof;

     (e) Subordinated Debt which is unsecured and approved as to terms and conditions by the Required Holders;

     (f) Indebtedness of a Person which is acquired by or consolidated with a Consolidated Company as long as such Indebtedness is not obtained in contemplation of such acquisition; and

     (g) additional Indebtedness not to exceed $30,000,000 at any one time outstanding.

          6C. LIENS. The Company covenants that it will not and not permit any Subsidiary to create, incur, assume or suffer to exist any Lien on any of its property now owned or hereafter acquired to secure any Indebtedness other than:

     (a)  Liens existing on the Effective Date and disclosed on Schedule 6C and
                                                                -----------
          Liens securing the Notes and other Obligations hereunder;

     (b) Liens for taxes not yet due, and Liens for taxes or Liens imposed by ERISA which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

     (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law created in the ordinary course of business for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained;

     (d) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

     (e)  Liens permitted by clause (c) of paragraph 6B;

     (f) Liens (other than those permitted by paragraphs (a) through (e) of this paragraph 6C) encumbering assets having an Asset Value not greater than fifteen percent (15%) of Tangible Net Worth of the Company in the aggregate at any one time.

          6D. MERGERS. ACQUISITIONS. DIVESTITURES. The Company covenants that it will not and not permit any Subsidiary to:

     (a) merge or consolidate with any other Person, except that the foregoing restrictions shall not be applicable to:

          (i) mergers or consolidations of (x) any Subsidiary with any other Subsidiary which is a Guarantor or (y) any Subsidiary with the Company; or

          (ii) mergers or consolidations which result in Acquisitions of Persons engaged in businesses in which the Company is engaged on the Effective Date or substantially related thereto and as otherwise permitted by paragraph 6K of this Agreement;

          PROVIDED, that, before and after giving effect to any such merger or consolidations, (w) the Company is in compliance with paragraph 6A hereof; (x) no other Default or Event of Default exists hereunder; (y) in the event of such merger or consolidation, the surviving Person is a Consolidated Company and complies with paragraph 5K hereof, if applicable, and (z) the Company is the surviving corporation in connection with any merger or consolidation to which it is a party;

     (b) sell or otherwise dispose of the capital stock of a Subsidiary of the Company except as permitted pursuant to clause (c) of paragraph 6E; or

     (c) make or permit any Acquisition other than an Acquisition of Persons engaged in businesses in which the Company is engaged on the Effective Date or substantially related thereto and as otherwise permitted pursuant to paragraph 6K of this Agreement; provided that the Company
                                                      -------------
          meets the conditions of (w), (x), (y) and (z) of clause (a)(ii) of this paragraph 6D.

          6E. ASSET SALES. The Company covenants that it will not and not permit any Subsidiary to sell, lease or otherwise dispose of its accounts, property, stock of its Subsidiaries or other assets; provided, however, that the
                                                     --------  -------
foregoing restrictions on Asset Sales shall not be applicable to:

     (a)  sales of inventory in the ordinary course of business;

     (b) sales of equipment or other personal property being replaced by other equipment or other personal property purchased as a capital expenditure item; or

     (c) Asset Sales comprised of stock of Subsidiaries or all or substantially all of the assets of any Subsidiary where, on the date of execution of a binding obligation to make such Asset Sale (provided that if the Asset Sale is not consummated within six (6) months of such execution, then on the date of consummation of such Asset Sale rather than on the date of execution of such binding obligation):

               (x) after giving effect to the proposed Asset Sale, the assets which are the subject of the proposed Asset Sale, together with all other such Asset Sales of the Consolidated Companies during the immediately preceding four fiscal quarters of the Company, did not generate twenty percent (20%) or more of Consolidated EBITDA during the then most recently ended four fiscal quarters of the Company; and

               (y) after giving effect to the proposed Asset Sale, the aggregate Asset Value of all such Asset Sales of the Consolidated Companies since the Closing Date would not exceed thirty (30%) of the Net Fixed Assets of the Company as determined as of the last day of the most recently ended fiscal quarter of the Company; or

     (d) other Asset Sales (other than sales of capital stock of Subsidiaries or all or substantially all of the assets of any Subsidiary), where, on the date of execution of a binding obligation to make such Asset Sale (provided that if the Asset Sale is not consummated within six
          (6) months of such execution, then on the date of consummation of such Asset Sale rather than on the date of execution of such binding obligation), after giving effect to the proposed Asset Sale, the aggregate Asset Value of all Asset Sales made pursuant to this subparagraph (d) by the Consolidated Companies since the Closing Date would not exceed ten percent (10%) of the Company's Net Fixed Assets as of the last day of the most recently ended fiscal quarter of the Company;

     provided that notwithstanding the foregoing, no transaction pursuant to
     -------------
     clauses (c) or (d) above shall be permitted if any Default or Event of Default exists at the time of such transaction or would exist as a result of such transaction.

               Upon the consummation of the sale of any capital stock of a Subsidiary pursuant to subsection (c) above, which capital stock is pledged to the holders of the Notes, the holders of the Notes shall release the Lien upon such stock upon the request of the Company, subject to prior confirmation that such Lien will be contemporaneously released by the agent and banks under the Bank Agreement.

          6F. DIVIDENDS ETC. The Company shall not (a) declare or pay any dividend on any class of its stock, or (b) make any payment to purchase, redeem, retire or acquire any Subordinated Debt or stock or any option, warrant, or other right to acquire such Subordinated Debt or stock (each, a "Restricted Payment"), other than:

               (i) dividends payable solely in shares of any class of its stock; and

               (ii) cash dividends declared and paid, and all other Restricted
                    Payments made, after December 31, 1994 in an aggregate amount not to exceed fifty percent (50%) of Consolidated Net Income earned during the period commencing on January 1, 1995 and ending on the last day of the most recently ended fiscal quarter of the Company (such period to be treated as one accounting period taking into account 100% of Consolidated Net Loss during such period);

          provided, however, no such dividend or other Restricted Payment may be
          --------  -------
          declared or paid pursuant to clause (ii) above unless no Default or Event of Default exists at the time of such declaration or Restricted Payment, or would exist as a result of such declaration or Restricted Payment.

          6G. INVESTMENTS. LOANS ETC. The Company covenants that it will not and not permit any Subsidiary to make, permit or hold any Investments other than:

     (a) Investments in Subsidiaries which are Guarantors under this Agreement, whether such Subsidiaries are Guarantors on the Closing Date or become Guarantors in accordance with paragraph 5K after the Closing Date;

     provided, however, nothing in this paragraph 6G shall be deemed to
     --------  -------
     authorize an Investment pursuant to this subsection (a) in any entity that is not a Guarantor prior to such Investment;

     (b) Investments in the following securities:

          (i) direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, in each case supported by the full faith and credit of the United States and maturing within one year from the date of creation thereof;

          (ii) commercial paper maturing within one year from the date of creation thereof rated in the highest grade by a nationally recognized credit rating agency;

          (iii) time deposits maturing within one year from the date of creation thereof with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $500,000,000, including without limitation, any such deposits in Eurodollars issued by a foreign branch of any such bank or trust company;

          (iv) mid-term notes of corporations existing under the laws of the United States rated in the highest grade by a nationally recognized credit rating agency;

          (v) municipal "lower floater" bonds rated A or better (or backed by a letter of credit rated A or better) by a nationally recognized credit rating agency;

     (c) Investments made by Plans and Foreign Plans; and

     (d) Investments (other than those permitted by paragraphs (a) through (c) above), including loans to employees, officers and other Persons, in an aggregate amount not to exceed ten percent (10%) of Tangible Net Worth at any one time outstanding; provided that, Investments in Subsidiaries which
                               -------------
     are not Guarantors are expressly prohibited by this paragraph 6G.

          6H. SALE AND LEASEBACK TRANSACTIONS. The Company covenants that it will not and not permit any Subsidiary to sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which any Consolidated Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.

          6I. TRANSACTIONS WITH AFFILIATES. The Company covenants that it will not and not permit any Subsidiary to:

     (a) Enter into any material transaction or series of related transactions which in the aggregate would be material, whether or not in the ordinary course of business, with any Affiliate of any Consolidated Company (but excluding any Affiliate which is also a Consolidated Company), other than on terms and conditions substantially as favorable to such Consolidated Company as would be obtained by such Consolidated Company at the time in a comparable arm's-length transaction with a Person other than an Affiliate.

     (b) Convey or transfer to any other Person (including any other Consolidated Company) any real property, buildings, or fixtures used in the manufacturing or production operations of any Consolidated Company, or convey or transfer to any other Consolidated Company any other assets (excluding conveyances or transfers in the ordinary course of business) if at the time of such conveyance or transfer any Default or Event of Default exists or would exist as a result of such conveyance or transfer.

          6J. PREPAYMENTS OF SUBORDINATED DEBT IN VIOLATION THEREOF. The Company covenants that it will not and not permit any Subsidiary to, directly or indirectly, prepay, purchase, redeem, retire, defease or otherwise acquire, or make any optional payment on account of any principal of, interest on, or premium payable in connection with any of its Subordinated Debt, in each case, which is a violation of the subordination provisions of such Subordinated Debt.

          6K. CHANGES IN BUSINESS. The Company covenants that it will not and not permit any Subsidiary to enter into any business which is substantially different from that presently conducted by the Consolidated Companies taken as a whole (which includes iron and aluminum foundry operations and machining); provided that, the Company and the Consolidated Companies may make Acquisitions
-------------
of, and Investments in, (to the extent permitted by this Agreement) Persons engaged in an unrelated business as long as the sum of (x) the amount expended in connection with such Acquisitions since the Closing Date, and (y) the aggregate outstanding Investments in such Persons (including any amount committed by the Company or a Consolidated Company to be loaned to or otherwise invested in such Person) does not exceed five percent (5%) of Tangible Net Worth on any date of determination.

          6L. LIMITATION ON PAYMENT RESTRICTIONS AFFECTING CONSOLIDATED COMPANIES. The Company covenants that it will not and not permit any Subsidiary to create or otherwise cause or suffer to exist or become effective, any consensual encumbrance or restriction on the ability of any Consolidated Company to (i) pay dividends or make any other distributions on such Consolidated Company's stock, or (ii) pay any indebtedness owed to the Company or any other Consolidated Company, or (iii) transfer any of its property or assets to the Company or any other Consolidated Company, except any consensual encumbrance or restriction existing under the Related Documents or the "Credit Documents" delivered under the Bank Agreement or as set forth on Schedule 6L.
                                                      -----------

          6M. ACTIONS UNDER CERTAIN DOCUMENTS. The Company covenants that it will not and not permit any Subsidiary to:

     (a) Without the prior written consent of the Required Holders, modify, amend or supplement the Bank Agreement to (i) increase the interest rate thereunder, (ii) modify any requirement of prepayment or repayment thereunder which would make the requirement of prepayment more onerous, or (iii) make any more onerous any other provision thereof.

     (b) Without the prior written consent of the Required Holders, modify, amend or supplement any agreement governing Subordinated Debt to (i) increase the principal amount of the indebtedness thereunder, (ii) increase the interest rate thereunder, (iii) modify any requirement of prepayment or repayment thereunder which would shorten the final maturity or average life of the indebtedness outstanding thereunder or make the requirement of prepayment more onerous, (iv) make any more onerous any other provision thereof, or (v) amend or modify the subordination provisions thereof.

          6N. ERISA. The Company covenants that it will not, nor permit any Subsidiary to:

          (i) terminate or withdraw from any Plan so as to result in any material liability to the Pension Benefit Guaranty Corporation;

          (ii) engage in or permit any Person to engage in any prohibited transaction (as defined in Section 4975 of the Code) involving any Plan (other than a Multiemployer Plan) which would subject such Company or any Subsidiary to any material tax, penalty or other liability;

          (iii) incur or suffer to exist any material accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, involving any Plan (other than a Multiemployer Plan); or

          (iv) allow or suffer to exist any risk or condition, which presents a material risk of incurring a material liability to the Pension Benefit Guaranty Corporation.

          6M. FED REGULATIONS, ETC. The Company covenants that it will not, and shall not permit any Subsidiary or any agent acting on behalf of the Company or any Subsidiary, to take any action which might cause this Agreement or the Notes to violate or cause you to comply with Regulation G, Regulation T or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect now or as the same may hereafter be in effect.

          6O. ENVIRONMENTAL MATTERS. The Company covenants that it will not, and will not permit any Third Party to, use, produce, manufacture, process, generate, store, dispose of, manage at, or ship or transport to or from the Properties any Hazardous Materials except for Hazardous Materials used, produced, released or managed in the ordinary course of business in compliance with all applicable Environmental Requirements where the failure to do so would not have a reasonable possibility of materially adversely affecting the business, operations or financial condition of such Company or any Subsidiary and except for Hazardous Materials released in amounts which do not require remediation pursuant to applicable law or regulation, and which do not present any potentially substantial danger to health, safety or the environment.

          6P. ADDITIONAL NEGATIVE PLEDGES. The Company covenants that it will not, and will not permit any Subsidiary to, create or otherwise cause or suffer to exist or become effective, directly or indirectly, any prohibition or restriction on the creation or existence of any Lien upon any asset of any Consolidated Company, other than (i) under this Agreement or the Bank Agreement and (ii) pursuant to any requirement of applicable law or any regulatory authority having jurisdiction over any of the Consolidated Companies.

          7.  EVENTS OF DEFAULT.

          7A. ACCELERATION. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise):

               (i) the Company defaults in the payment of any principal of or Yield-Maintenance Amount payable with respect to any Note when the same shall become due, either by the terms thereof or otherwise as herein provided; or

               (ii) the Company defaults in the payment of any interest on any Note for more than 5 days after the date due; or

               (iii) the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the
                                                      --------
     aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $5,000,000; provided further that
                                                 -------- -------
     notwithstanding the foregoing, the Bank Agreement shall be governed by clause (xv) of this paragraph 7A; or

               (iv) any representation or warranty made by the Company herein or any other Related Document or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement or any other Related Document or made by a Guarantor in the Subsidiary Guaranty Agreement shall be false in any material respect on the date as of which made; or

               (v) the Company fails to perform or observe any agreement contained in paragraph 6; or

               (vi) the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or

               (vii) the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

               (viii) any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the "BANKRUPTCY LAW"), of any jurisdiction; or

               (ix) the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or

               (x) any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

               (xi) any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

               (xii) any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or

               (xiii) a final judgment or judgments, individually or in the aggregate, in an amount in excess of $5,000,000 shall be rendered against the Company or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged;

               (xiv) the Company or any ERISA Affiliate, in its capacity as an employer under Multiemployer Plan, makes a complete or partial withdrawal from such Multiemployer Plan resulting in the incurrence by such withdrawing employer of a withdrawal liability in an amount exceeding $1,000,000;

               (xv) an (A) Event of Default shall occur under the Bank Agreement or (B) (i) event which with the passage of time or giving of notice or both would constitute an Event of Default under the Bank Agreement shall occur or a condition to the availability of the commitment of the banks that are a party to the Bank Agreement to make loans has not been satisfied (unless the satisfaction of such condition has been waived or subsequently satisfied) and (ii) a majority of such banks shall fail to advance funds under the Bank Agreement; or

               (xvi) the Company or any Subsidiary shall fail to comply with the terms of any Related Document to which it is a party beyond applicable grace periods, if any, specified in such Related Documents; or

               (xvii) the Company or any Subsidiary or any other Person shall disavow or attempt to terminate the Subsidiary Guaranty Agreement or the Subsidiary Guaranty Agreement shall cease to be in full force and effect in whole or in part for any reason whatsoever; or

               (xviii) the security interest granted pursuant to any Pledge Agreement shall fail at any time to constitute a first priority security interest in or assignment of the collateral described in such Pledge Agreement subject only to Liens permitted thereunder, or any Pledge Agreement shall cease to be in full force and effect in whole or in part for any reason whatsoever except as specified therein; or

               (xix) (a) Any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) shall become the "beneficial owner(s)" (as defined in said Rule 13d-3) of more than fifty percent (50%) of the shares of the outstanding common stock of the Company entitled to vote for members of the Company's board of directors, (b) any event or condition shall occur or exist which, pursuant to the terms of any Change in Control Provision, requires or permits the holder(s) of Indebtedness of any Consolidated Company to require that such Indebtedness be redeemed, repurchased, defeased, prepaid or repaid, in whole or in part, or the maturity of such Indebtedness to be accelerated in any respect, or
     (c) John Doddridge or another Person possessing substantially equivalent qualifications, background, proven record of success in running a public company and ability shall cease to hold the position and actively carry out the duties of Chairman of the Board of Directors of the Company;

               (xx) If the Company shall at any time fail to own and control one hundred percent (100%) of the Voting Stock of any Credit Party or entity whose stock is pledged to the holders of the Notes, either directly or indirectly through a wholly-owned Subsidiary of the Company, except for (x) as a result of any Asset Sale permitted pursuant to paragraph 6E hereof, and (y) with respect to any Credit Party or Foreign Subsidiary whose stock is pledged to the holders of the Notes after the Effective Date where the Company shall, directly or indirectly, maintain ownership and control of the percentage of Voting Stock owned and controlled as of the date such Person became a Credit Party hereunder or a Foreign Subsidiary or such greater percentage as shall thereafter be obtained, directly or indirectly by the Company;

     then (a) if such event is an Event of Default specified in clause (i) or
     ----
     (ii) of this paragraph 7A, the holder of any Note (other than the Company or any of its Subsidiaries or Affiliates) may at its option, by notice in writing to the Company, declare such Note to be, and such Note shall thereupon be and become, immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company,

     (b)  if such event is an Event of Default specified in any of clauses
     (viii), (ix) or (x) of this paragraph 7A with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and

     (c)  if such event is not an Event of Default specified in clause (viii),
     (ix) or (x) of this paragraph 7A with respect to the Company, the Required Holder(s) may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

provided that the Yield-Maintenance Amount, if any, with respect to each Note shall be due and payable upon such declaration only if (x) such event is an Event of Default specified in any of clause (i) to (vi), inclusive, or clause
(xi) to (xviii), inclusive, of this paragraph 7A, (y) the Required Holder(s) shall have given to the Company, at least 10 Business Days before such declaration, written notice stating its or their intention so to declare the Notes to be immediately due and payable and identifying one or more such Events of Default whose occurrences on or before the date of such notice permits such declaration and (z) one or more of the Events of Default so identified shall be continuing at the time of such declaration.

          7B. RESCISSION OF ACCELERATION. At any time after any or all of the Notes shall have been declared immediately due and payable pursuant to paragraph 7A, the Required Holder(s) may, by notice in writing to the Company, rescind and annul such declaration and its consequences if (i) the Company shall have paid all overdue interest on the Notes, the principal of and Yield-Maintenance Amount, if any, payable with respect to any Notes which have become due otherwise than be reason of such declaration, and interest on such overdue interest and overdue principal and Yield-Maintenance Amount at the rate specified in the Notes, (ii) the Company shall not have paid any amounts which have become due solely by reason of such declaration, (iii) all Events of Default and Defaults, other than non-payment of amounts which have become due solely by reason of such declaration, shall have been cured or waived pursuant to paragraph 11C, and (iv) no judgment or decree shall have been entered for the payment of any amounts due pursuant to the Notes or this Agreement. No such rescission or annulment shall extend to or affect any subsequent Event of Default or Default or impair any right arising therefrom.

          7C. NOTICE OF ACCELERATION OR RESCISSION. Whenever any Note shall be declared immediately due and payable pursuant to paragraph 7A or any such declaration shall be rescinded and annulled pursuant to paragraph 7B, the Company shall forthwith give written notice thereof to the holder of each Note at the time outstanding.

          7D. OTHER REMEDIES. If any Event of Default or Default shall occur and be continuing, the holder of any Note may proceed to protect and enforce its rights under this Agreement and such Note by exercising such remedies as are available to such holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or in aid of the exercise of any power granted in this Agreement. No remedy conferred in this Agreement upon the holder of any Note is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise.

          8. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants that the representations, covenants and warranties contained in the Original Note Agreement, as in effect on December 11, 1992, were true, correct and complete as of December 11, 1992.

          9. REPRESENTATIONS OF THE PURCHASER. You represent as follows:

          9A. NATURE OF PURCHASE. You are not acquiring the Notes to be purchased by you hereunder with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of your property shall at all times be and remain within your control.

          9B. SOURCE OF FUNDS. No part of the funds being used by you to pay the purchase price of the Notes being purchased by you hereunder constitutes assets allocated to any separate account maintained by you. For the purpose of this paragraph 9B, the term "SEPARATE ACCOUNT" shall have the meaning specified in section 3 of ERISA.

          10. DEFINITIONS. For the purpose of this Agreement, the terms defined in the introductory sentence and in paragraphs 1 and 2 shall have the respective meanings specified therein, and the following terms shall have the meanings specified with respect thereto below:

          10A. YIELD-MAINTENANCE TERMS.

          "CALLED PRINCIPAL" shall mean, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

          "DISCOUNTED VALUE" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.

          "REINVESTMENT YIELD" shall mean, with respect to the Called Principal of any Note, the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the Y-M Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate (or such other display as may replace Page 678 on the Telerate) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, (ii) the Treasury Constant Maturity Series yields reported, for the latest day for which such yields shall have been so reported as of the Y-M Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
Such implied yield shall be determined, if necessary, by (a) converting U.S. Treasury Bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between yields reported for various maturities.

          "REMAINING-AVERAGE LIFE" shall mean, with respect to the Called Principal of any Note, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) each Remaining Scheduled Payment of such Called Principal (but not of interest thereon) by (b) the number of years

(calculated to the nearest one-twelfth year) which will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

          "REMAINING SCHEDULED PAYMENTS" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be used on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

          "SETTLEMENT DATE" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.

          "TELERATE" shall mean Telerate Services, Inc. or such other service as you may select as a substitute therefor.

          "YIELD-MAINTENANCE AMOUNT" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal. The Yield-Maintenance Amount shall in no event be less than zero.

          "Y-M BUSINESS DAY" shall mean any day other than a Saturday, Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

          10B. OTHER TERMS.

          "ACQUISITION" shall mean any transaction, or any series of related transactions, by which the Company and/or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any Person or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a Person which have ordinary voting power for the election of directors or (c) otherwise acquires control of a 50% or more ownership interest in any such Person.

          "AFFILIATE" shall mean any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "ASSET SALE" shall mean any sale or other disposition (or a series of related sales or other dispositions), including without limitation, loss, damage, destruction or taking, by any Consolidated Company to any Person other than a Consolidated Company, of any property or asset (including capital stock but excluding the issuance and sale by the Company of its own capital stock) having an aggregate Asset Value in excess of $500,000, other than sales or other dispositions made in the ordinary course of business of any Consolidated Company.

          "ASSET VALUE" shall mean, with respect to any property or asset of any Consolidated Company as of any particular date, an amount equal to the greater of (i) the then book value of such property or asset as established in accordance with GAAP, and (ii) the then fair market value of such property or asset as determined in good faith by the board of directors (or equivalent governing body in the case of any Foreign Subsidiary) of such Consolidated Company.

          "BANK AGREEMENT" shall mean that certain Second Amended and Restated Credit Agreement dated as of February 23, 1996 among the Company, SunTrust Bank, Atlanta, as Agent and the banks that are a party thereto, as it has been amended as of the date hereof and as it may be further amended, modified or supplemented from time to time in accordance with its terms.

          "BANK GUARANTY AGREEMENT" shall mean that certain Amended and Restated Subsidiary Guaranty Agreement dated as of February 23, 1996 among certain Subsidiaries of the Company and SunTrust Bank, Atlanta, as Agent under the Bank Agreement, as it may be amended, modified or supplemented from time to time in accordance with its terms.

          "BANKRUPTCY LAW" shall have the meaning specified in clause (viii) of paragraph 7A.

          "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or Atlanta, Georgia are required or authorized to be closed.

          "CAPITALIZED LEASE OBLIGATION" shall mean any rental obligation which, under GAAP, would be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

          "CERCLA" shall mean the Comprehensive Environmental Response Compensation and Liability Act.

          "CERCLIS" shall mean the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

          "CHANGE IN CONTROL PROVISION" shall mean any term or provision contained in any indenture, debenture, note, or other agreement or document evidencing or governing Indebtedness of the Company evidencing debt or a commitment to extend loans in excess of $5,000,000 which requires, or permits the holder(s) of such Indebtedness of the Company to require that such Indebtedness of the Company be redeemed, repurchased, defeased, prepaid or repaid, either in whole or in part, or the maturity of such Indebtedness of the Company to be accelerated in any respect, as a result of a change in ownership of the capital stock of the Company or voting rights with respect thereto.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "COLUMBUS NEUNKIRCHEN" shall mean Columbus Neunkirchen Foundry, GmbH, a German corporation and an indirect, wholly owned subsidiary of the Company.

          "CONSOLIDATED COMPANIES" shall mean, collectively, the Company and all of its Subsidiaries.

          "CONSOLIDATED EBIT" shall mean, for any fiscal period of the Company, an amount equal to (A) the sum for such fiscal period of Consolidated Net Income
(Loss) and, to the extent deducted in determining such Consolidated Net Income
(Loss), provisions for (i) taxes based on income and (ii) Consolidated Interest Expense, minus (B) any items of gain (or plus any items of loss) which were
         -----                           ----
included in determining such Consolidated Net Income (Loss) and were (x) not realized in the ordinary course of business (whether or not classified as "ordinary" by GAAP), (y) the result of any sale of assets, or (z) resulting from minority investments, together in the case of (x), (y) or (z), any related provision for taxes included in Consolidated Net Income (Loss) with respect thereto.

          CONSOLIDATED EBITDA" shall mean for any fiscal period of the Company, an amount equal to the sum of Consolidated EBIT plus depreciation and
                                                ----
amortization expense to the extent deducted in determining Consolidated Net Income (Loss), determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED EBITR" shall mean, for any fiscal period of the Company, an amount equal to the sum of Consolidated EBIT plus Consolidated Rental Expense
                                                ----
for such period.

          "CONSOLIDATED INTEREST EXPENSE" shall mean, for any fiscal period of the Company, total interest expense of the Consolidated Companies (including without limitation, interest expense attributable to capitalized leases in accordance with GAAP, all commissions, discounts and other fees and charges owed with respect to bankers acceptance financing, and total interest expense (whether shown as interest expense or as loss and expenses on sale of receivables) under a receivables purchase facility) determined on a consolidated basis in accordance with GAAP.

          "CONSOLIDATED NET INCOME (LOSS)" shall mean, for any fiscal period of the Company, the net income (or loss) of the Consolidated Companies on a consolidated basis for such period (taken as a single accounting period) determined in conformity with GAAP, but excluding therefrom (to the extent otherwise included therein) (i) any income or loss of any Person accrued prior to the date such Person becomes a Subsidiary of the Company or is merged into or consolidated with any Consolidated Company or all or substantially all of such Person's assets are acquired by any Consolidated Company, and (ii) the income of any Consolidated Company to the extent that the declaration or payment of dividends or similar distributions by such Consolidated Company of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation.

          "CONSOLIDATED NET WORTH" shall mean, as of any date of determination, Shareholders' Equity of the Company.

          "CONSOLIDATED RENTAL EXPENSE" shall mean, for any fiscal period of the Company, the operating lease expense of the Consolidated Companies determined in accordance with GAAP for leases with a term greater than one year, as disclosed in the notes to the Company's consolidated financial statements of the Consolidated Companies, determined on a consolidated basis in accordance with GAAP.

          "CONTRIBUTION AGREEMENT" shall mean the Contribution Agreement executed by each of the Guarantors dated as of the date hereof, substantially in the form of Exhibit D, as it may be amended, modified or supplemented from time to time in accordance with its terms.

          "CREDIT PARTIES" shall mean, collectively, each of the Company, the Guarantors, and every other Person who from time to time executes a Security Document with respect to all or any portion of the Notes and the other Obligations owed to the holders of the Notes hereunder.

          "DOMESTIC SUBSIDIARY" shall mean any Subsidiary organized under the laws of the United States or a State thereof or the District of Columbia and conducting substantially all of its business and making substantially all of its sales in the United States or Canada.

          "EFFECTIVE DATE" shall have the meaning specified in paragraph 3.

          "ENVIRONMENTAL AUTHORITY" shall mean any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

          "ENVIRONMENTAL JUDGMENTS AND ORDERS" shall mean all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent or written agreement with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

          "ENVIRONMENTAL LIABILITIES" shall mean any liabilities, whether accrued or contingent, arising from or relating in any way to any Environmental Requirements.

          "ENVIRONMENTAL NOTICES" shall mean any written communication from any Environmental Authority stating possible or alleged noncompliance with or possible or alleged liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority for correction of any purported violation of any Environmental Requirements or any investigation concerning any purported violation of any Environmental Requirements. Environmental Notices also shall mean (i) any written communication from any private Person threatening litigation or administrative proceedings against or involving the Company relating to alleged violation of any Environmental Requirements and (ii) any complaint, petition or similar documents filed by any private Person commencing similar documents filed by any private Person commencing litigation or administrative proceedings against or involving the Company relating to alleged violation of any Environmental Requirements.

          "ENVIRONMENTAL PROCEEDINGS" shall mean any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

          "ENVIRONMENTAL RELEASES" shall mean releases (as defined in CERCLA or under any applicable state or local environmental law or regulation) of Hazardous Materials. Environmental Releases does not include releases for which no remediation or reporting is required by applicable Environmental Requirements and which do not present a danger to health, safety or the environment.

          "ENVIRONMENTAL REQUIREMENTS" shall mean any applicable local, state or federal law, rule, regulation, permit, order, decision, determination or requirement relating in any way to Hazardous Materials or to health, safety or the environment.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall mean any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of Section 414(c) of the Code.

          "EVENT OF DEFAULT" shall mean any of the events specified in paragraph 7A, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act, and "DEFAULT" shall mean any of such events, whether or not any such requirement has been satisfied.

          "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

          "FASB 106" shall mean Financial Accounting Standards Board Statement No. 106, as in effect on August 31, 1992, specifying applicable accounting principles with respect to accrual of the expected cost of providing post retirement benefits to employees or their dependents.

          "FIXED CHARGE COVERAGE RATIO" shall mean, as of the last day of any fiscal quarter of the Company, the ratio of (A) Consolidated EBITR to (B) the sum of the amounts of (i) Consolidated Interest Expense, and (ii) Consolidated Rental Expense, in each case, calculated with respect to the immediately preceding four fiscal quarters ending on such date.

          "FOREIGN PLAN" shall mean any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by any Foreign Subsidiary which, under applicable local law, is required to be funded through a trust or other funding vehicle, but shall not include any benefit provided by a foreign government or its agencies.

          "FOREIGN SUBSIDIARY" shall mean each Consolidated Company that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

          "FUNDED DEBT" shall mean all Indebtedness for money borrowed, Indebtedness evidenced or secured by purchase money Liens, capitalized leases, conditional sales contracts and similar title retention debt instruments, whether designated as long term or current debt under GAAP. The calculation of Funded Debt shall include (i) all Funded Debt of the Consolidated Companies, plus (ii) all Funded Debt of other Persons to the extent guaranteed by a
----
Consolidated Company, to the extent supported by a letter of credit issued for the account of a Consolidated Company, or as to which and to the extent which a Consolidated Company or its assets otherwise have become liable for payment thereof, plus (iii) the redemption amount with respect to the stock of any
         ----
Consolidated Company required to be redeemed during the next succeeding twelve months.

          "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

          "GUARANTEE" shall mean, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.

          "GUARANTORS" shall mean, collectively, Intermet Foundries, Inc., Columbus Foundries, Inc., Lynchburg Foundry Company, Ironton Iron, Inc., Northern Castings Corporation, Intermet International, Inc., Intermet Machining, Inc., Commercial and Precision Machining, Inc., New River Castings Company, Alexander City Casting Company, Inc. and all other Subsidiaries formed or acquired after the Closing Date (other than those Foreign Subsidiaries permitted to deliver Pledge Agreements pursuant to clause (x) of paragraph 5K), and their respective successors and permitted assigns.

          "HAZARDOUS MATERIALS" shall mean (a) hazardous waste as defined in the Resource Conservation and Recovery Act of 1976, or in any applicable federal, state or local law or regulation, (b) hazardous substances, as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or an other petroleum product or by-product, (d) toxic substances, as defined in the Toxic Substances Control Act of 1976, or in any applicable federal, state or local law or regulation or (e) insecticides, fungicides, or rodenticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable federal, state or local law or regulations, as each such Act, statute or regulation may be amended from time to time.

          "INDEBTEDNESS" of any Person shall mean, without duplication (i) all obligations of such Person which in accordance with GAAP would be shown on the balance sheet of such Person as a liability (including, without limitation, obligations for borrowed money and for the deferred purchase price of property or services, and obligations evidenced by bonds, debentures, notes or other similar instruments); (ii) all rental obligations under leases required to be capitalized under GAAP; (iii) all Guaranties of such Person (including contingent reimbursement obligations under undrawn letters of credit); (iv) Indebtedness of others secured by any Lien upon property owned by such Person, whether or not assumed; and (v) obligations or other liabilities under currency contracts, interest rate hedging contracts, or similar agreements or combinations thereof to the extent required to be disclosed in accordance with GAAP.

          "INTERCREDITOR AGREEMENT" shall mean that certain Intercreditor Agreement dated as of December 11, 1992 by and among the agent and banks party to the Bank Agreement and The Prudential Insurance Company of America, as amended by that certain First Amendment to Intercreditor Agreement dated as of August 21, 1995, as further amended by that certain Second Amendment to Intercreditor Agreement, dated as of even date herewith or such later date as shall be agreed to by the parties, as hereafter further amended, modified or supplemented.

          "INVESTMENT" shall mean, when used with respect to any Person, any direct or indirect advance, loan or other extension of credit (other than the creation of receivables in the ordinary course of business) or capital contribution by such Person (by means of transfers of property to others or payments for property or services for the account or use of others, or otherwise) to any Person, or any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, capital stock, partnership interests, bonds, notes, debentures or other securities issued by any other Person, in each case, other than an Acquisition. Each Investment shall be valued as of the date made; provided that any Investment or portion of an Investment consisting of Debt shall be valued at the outstanding principal balance thereof as of the date of determination.

          "LEVERAGE RATIO" shall mean, as of any date of determination, the ratio, expressed as a percentage, of Funded Debt to Total Capitalization for the Consolidated Companies.

          "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise), any common law right of setoff or banker's lien or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.

          "MULTIEMPLOYER PLAN" shall mean any Plan which is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

          "NET FIXED ASSETS" shall mean, as of any date of determination, the net property, plant and equipment of the Consolidated Companies determined in accordance with GAAP and as reflected on the balance sheet of the Company.

          "OFFICER'S CERTIFICATE" shall mean a certificate signed in the name of the Company by its President, one of its Vice Presidents or its Treasurer.

          "OBLIGATIONS" shall mean all amounts owing to the holders of the Notes pursuant to the terms of this Agreement or any other Related Document, including without limitation, all fees, expenses, indemnification and reimbursement payments, indebtedness, liabilities, and obligations of the Credit Parties, direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising, together with all renewals, extensions, modifications or refinancings thereof.

          "PERMITTED LIENS" shall mean those Liens expressly permitted by paragraph 6C.

         "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          "PLAN" shall mean any "employee pension benefit plan" (as such term is defined in section 3 of ERISA which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.

          "PLEDGE AGREEMENT" shall mean, collectively, (i) that certain Pledge and Security Agreement executed in favor of the you in connection with the Original Note Agreement providing for the grant of first-priority Liens on 66% of the outstanding stock of Columbus Neunkirchen, and (ii) any other pledge agreement providing for the grant of first priority Liens on the Pledged Stock.

          "PLEDGED STOCK" shall mean, collectively, 49% of the issued and outstanding capital stock, together with all warrants, stock options, and other purchase and conversion rights with respect to such capital stock, of all Subsidiaries that are Foreign Subsidiaries directly owned by the Company and/or owned by one or more other Subsidiaries organized in the United States (other than Columbus Neunkirchen).

          "PROPERTIES" shall mean all real property owned, leased or otherwise used or occupied by the Company or any Subsidiary, wherever located.

          "RELATED DOCUMENTS" shall mean this Agreement, any Note, any Pledge Agreement, the Subsidiary Guaranty Agreement, the Contribution Agreement, the Intercreditor Agreement and any document or instrument executed in connection with any of the foregoing.

          "REQUIRED HOLDER(S)" shall mean the holder or holders of at least 66-2/3% of the aggregate principal amount of the Notes from time to time outstanding.

          "RESPONSIBLE OFFICER" shall mean the chief executive officer, chief operating officer, chief financial officer or chief accounting officer of the Company or any other officer of the Company involved principally in its financial administration or its controllership function.

          "SECURITY DOCUMENTS" shall mean, collectively, the Subsidiary Guaranty Agreement, the Pledge Agreements, and each other guaranty agreement, mortgage, deed of trust, security agreement, pledge agreement, or other security or collateral document guaranteeing or securing the Notes and the other Obligations owed to the holders of the Notes, as the same may be amended, restated, or supplemented from time to time.

          "SECURITIES ACT" shall mean the Securities  Act of 1933, as amended.

          "SHAREHOLDERS' EQUITY" shall mean, with respect to any Person as at any date of determination, shareholders' equity of such person plus charges
                                                               ----
taken in conformity with FASB 106 prior to fiscal year-end 1993, determined on a consolidated basis in conformity with GAAP.

          "SIGNIFICANT HOLDER" shall mean (i) you, so long as you shall hold (or be committed under this Agreement to purchase) any Note, or (ii) any other holder of at least 20% of the aggregate principal amount of the Notes from time to time outstanding.

          "SUBORDINATED DEBT" shall mean other Indebtedness of the Company subordinated to all Obligations of the Company or any other Credit Party arising under this Agreement, the Notes, and the Security Documents on terms and conditions satisfactory in all respects to the Required Holders, including without limitation, with respect to interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies, and subordination provisions, as evidenced by the written approval of the Required Holders.

          "SUBSIDIARY" shall mean, with respect to any Person, any corporation or other entity (including, without limitation, partnerships, joint ventures, and associations) regardless of its jurisdiction of organization or formation, at least a majority of the total combined voting power of all classes of Voting Stock or other ownership interests of which shall, at the time as of which any determination is being made, be owned by such Person, either directly or indirectly through one or more other Subsidiaries.

          "SUBSIDIARY GUARANTY AGREEMENT" shall mean the Guaranty Agreement executed by each of the Guarantors in your favor, substantially in the form of Exhibit C as it may be amended, restated or supplemented from time to time in accordance with its terms.

          "TANGIBLE NET WORTH" shall mean, as of any date of determination, Consolidated Net Worth minus intangible assets of the Consolidated Companies, as
                       -----
determined in accordance with GAAP as of the last day of the most recent fiscal quarter of the Company.

          "THIRD PARTY" shall mean all lessees, sublessees, licenses and other users of the Properties, excluding those users of the Properties in the ordinary course of the Company's business (consistent with its practices on December 11, 1992) and on a temporary basis.

          "TOTAL ASSETS" shall mean the total assets of the Consolidated Companies, determined in accordance with GAAP.

          "TOTAL CAPITALIZATION" shall mean, as of any date of determination, the sum of Funded Debt and Consolidated Net Worth of the Consolidated Companies.

          "TRANSFEREE" shall mean any direct or indirect transferee of all or any part of any Note purchased by you under this Agreement.

          "VOTING STOCK" shall mean, with respect to any corporation, any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency.

          10C. ACCOUNTING PRINCIPLES, TERMS AND DETERMINATIONS. Unless otherwise defined or specified herein, all accounting terms shall be construed herein, all accounting determinations hereunder shall be made, all financial statements required to be delivered hereunder shall be prepared, and all financial records shall be maintained in accordance with GAAP, except that financial records of Foreign Subsidiaries may be maintained in accordance with generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary; PROVIDED, HOWEVER, that compliance with the financial covenants and calculations set forth in paragraph 6, and elsewhere herein, and in the definitions used in such covenants and calculations, shall be calculated, made and applied in accordance with GAAP and such generally accepted accounting principles in such foreign jurisdictions, as the case may be, as in effect on the date of this Agreement applied on a basis consistent with the preparation of the financial statements referred to in clause (i) of paragraph 8B unless and until the Company and the Required Holder(s) enter into an agreement with respect thereto in accordance with paragraph 11M.

     11.  MISCELLANEOUS.

          11A. NOTE PAYMENTS. The Company agrees that, so long as you shall hold any Note, it will make payments of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note, which comply with the terms of this Agreement, by wire transfer of immediately available funds for credit (not later than 12:00 noon, New York City time, on the date due) to your account or accounts as specified in the Purchaser Schedule attached hereto, or such other account or accounts in the United States as you may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. You agree that, before disposing of any Note, you will make a notation thereon (or on a schedule attached thereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 11A to any Transferee which shall have made the same agreement as you have in this paragraph 11A.

          11B. EXPENSES. The Company agrees, whether or not the transactions contemplated hereby shall be consummated, to pay, and save you and any Transferee harmless against liability for the payment of, all out-of-pocket expenses (including without limitation legal fees) arising in connection with such transactions, including (i) all expenses incurred by you and any Transferee in connection with the negotiation, preparation, execution, delivery and administration of this Agreement or any other Related Document, including without limitation, all stamp, intangibles, recording and other taxes, if any, payable by you and/or any Transferee with respect to this Agreement or any other Related Document and any subsequent proposed modification or waiver of, or proposed consent under, this Agreement, whether or not such proposed modification or waiver shall be effected or proposed consent granted, and (ii) the costs and expenses, including attorneys' fees, actually incurred by you or such Transferee in connection with the restructuring, refinancing or "work out" of this Agreement or any other Related Document or the transactions contemplated hereby or thereby or in enforcing (or determining whether or how to enforce) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the transactions contemplated hereby or by reason of your or any Transferee's having acquired any Note, including without limitation costs and expenses incurred in any bankruptcy case. The obligations of the Company under this paragraph 11B shall survive the transfer of any Note or portion thereof or interest therein by you or any Transferee and the payment of any Note.

          11C. CONSENT TO AMENDMENTS. This Agreement may be amended, and the Company may take action herein prohibited, or omit to perform any act herein required to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holder(s) except that, without the written consent of the holder or holders of all Notes at the time outstanding, no amendment to this Agreement shall change the maturity of any Note, or change the principal of, or the rate or time of payment of interest on or any Yield-Maintenance Amount payable to any Note, or affect the time, amount or allocation of any prepayments, or change the proportion of the principal amount of the Notes required with respect to any consent, amendment, waiver or declaration. Each holder of any Note at the time or thereafter outstanding shall be bound by any consent authorized by this paragraph 11C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein and in the Notes, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

          11D. FORM, REGISTRATION, TRANSFER AND EXCHANGE OF NOTES; LOST NOTES. The Notes are issuable as registered notes without coupons in denominations of at least $100,000, except as may be necessary to reflect any principal amount not evenly divisible by $100,000. The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and a record of transfers of the Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount, registered in the name of such transferee or transferees. At the option of the holder of any Note, such Note may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes which the holder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by the holder of such Note or such holder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue which were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange. Upon receipt of written notice from the holder of any Note of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such holder's unsecured indemnity agreement, or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

          11E. PERSONS DEEMED OWNERS; PARTICIPATIONS. Prior to due presentment for registration of transfer, the Company shall treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of, interest on and any Yield-Maintenance Amount payable with respect to such Note and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, the holder of any Note may from time to time grant participations in such Note to any Person on such terms and conditions as may be determined by such holder in its sole and absolute discretion, provided that any such participation shall be in a principal amount of at least $100,000 and any Yield-Maintenance Amount, unless otherwise provided, shall be paid to the Registered Holder.

          11F. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT. All representations and warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of you or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

          11G. SUCCESSORS AND ASSIGNS. All covenants and other agreements in this Agreement and each Related Document contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not; provided, however, no Transferee shall have any rights hereunder unless such Transferee has complied with the terms of
Section 12(g) of the Intercreditor Agreement.

          11H. DISCLOSURE TO OTHER PERSONS. The Company acknowledges that the holder of any Note may deliver copies of any financial statements and other documents delivered to such holder, and disclose any other information disclosed to such holder, by or on behalf of the Company or any Subsidiary in connection with or pursuant to this Agreement to (i) such holder's directors, officers, employees, agents and professional consultants, (ii) any other holder of any Note, (iii) any Person to which such holder offers to sell such Note or any part thereof, (iv) any Person to which such holder sells or offers to sell a participation in all or any part of such Note, (v) any Person from which such holder offers to purchase any security Company, (vi) any federal or state regulatory authority having jurisdiction over such holder, (vii) the National Association of Insurance Commissioners or any similar organization or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (a) in compliance with any law, rule, regulation or order applicable to such holder, (b) in response to any subpoena or other legal process or informal investigative demand or (c) in connection with any litigation to which such holder is a party.

          11I. NOTICES. All written communications provided for hereunder shall be sent by first class mail or nationwide overnight delivery (with charges prepaid) and (i) if to you, addressed to you at the address specified for such communications in the Purchaser Schedule attached hereto, or at such other address as you shall have specified to the Company in writing, (ii) if to any other holder of any Note, addressed to such other holder at such address as such other holder shall have specified to the Company in writing or, if any such other holder shall not have so specified an address to the Company, then addressed to such other holder in care of the last holder of such Note which shall have so specified an address to the Company, and (iii) if to the Company, addressed to it at 5445 Corporate Drive, Troy, Michigan 48098, Telephone (810) 952-2500, Telecopy (810) 952-2501, Attention: Doretha Christoph, or at such other address as the Company shall have specified to the holder of each Note in writing; provided, however, that any such communication to the Company may also, at the option of the holder of any Note, be delivered by any other shall mean either the Company at its address specified above or to any officer of the Company.

          11J. PAYMENTS DUE ON NON-BUSINESS DAYS. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on that next succeeding Business Day. If the date for any payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension shall be included in the computation of the interest payable on such Business Day.

          11K. SATISFACTION REQUIREMENT. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms of this Agreement required to be satisfactory to you or to the Required Holder(s), the determination of such satisfaction shall be made by you or the Required Holder(s), as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons making such determination.

          11L. INDEPENDENCE OF COVENANTS. All covenants of the Companies or any of them hereunder shall be of independent effect so that if a particular action or condition is not permitted by any one of such covenants, the fact that it would be permitted by an exception to, or otherwise be within the other limitations of, another covenant, shall not avoid the occurrence of an Event of Default of Default if such action is taken or condition exists.

          11M. CHANGE IN ACCOUNTING PRINCIPLES, FISCAL YEAR OR TAX LAWS. If any preparation of the financial statements referred to in paragraph 5A hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accounts (or successors thereto or agencies with similar functions) result in a material change (other than changes mandated by FASB 106) in the method of calculation of financial covenants, standards or terms found in this Agreement, the Company and the Required Holder(s) agree to enter into negotiations in order to amend such provisions so as to equitably reflect such changes with the desired result that the criteria for evaluating any of the Consolidated Companies' financial condition shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

          11N. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          11O. DESCRIPTIVE HEADINGS. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and to not constitute a part of this Agreement.

          11P. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

          11Q. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York. THE COMPANY HEREBY SUBMITS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATED DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND IRREVOCABLY AGREES THAT, SUBJECT TO THE SOLE AND ABSOLUTE ELECTION OF THE REQUIRED HOLDER(S), ALL ACTIONS OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES MAY BE LITIGATED IN SUCH COURTS, AND THE COMPANY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY PROCEEDING IN ANY SUCH COURTS.

          11R. BANK AGREEMENT REFERENCES. Each reference contained herein to a Section of, Exhibit or Schedule to, the Bank Agreement shall be a reference to such Section, Exhibit or Schedule as it existed on the Effective Date, without giving effect to any deletion, amendment, waiver or other change thereto, unless the Required Holders have consented in writing to such change.

     If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement between the Company and you.

                                         Very truly yours,

                                         INTERMET CORPORATION



                                         By: /s/ Doretha J. Christoph
                                            ---------------------------
                                         Name: Doretha J. Christoph
                                         Title: Vice President-Finance


The foregoing Agreement is
hereby accepted as of the date
first above written.

THE PRUDENTIAL INSURANCE
  COMPANY OF AMERICA



By: /s/ Len Lillard
   --------------------------
Title: Second Vice President

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF
1933 AND MAY NOT BE OFFERED OR SOLD IN VIOLATION OF SUCH ACT.

                    8.05% SENIOR NOTE DUE DECEMBER 11, 2002

No. R-3                                                          March 11, 1996
$25,000,000

     FOR VALUE RECEIVED, the undersigned, INTERMET CORPORATION (herein called the "Company"), a corporation organized and existing under the laws of the State of Georgia, hereby promises to pay to The Prudential Insurance Company of America, or registered assigns, the principal sum of TWENTY FIVE MILLION DOLLARS on December 11, 2002, with interest (computed on the basis of a 360-day year-- 30-day month) (a) on the unpaid principal balance thereof at the rate of 8.05% per annum from the date hereof, payable quarterly on the 11th day of March, June, September and December in each year, commencing with the March, June, September or December next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Yield-Maintenance Amount (as defined in the Note Agreement referred to below), payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 10.05% or (ii) 2.0% over the rate of interest publicly announced by Morgan Guaranty Trust Company of New York from time to time in New York City as its Prime Rate.

     Payments of principal or interest on, and any Yield-Maintenance Amount payable with respect to, this Note are to be made at the main office of Morgan Guaranty Trust Company of New York in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

     This Note is one of a series of Senior Notes (herein called the "Notes") issued pursuant to an Amended and Restated Note Agreement, dated as of March 21, 1996 (herein called the "Agreement"), between the Company and The Prudential Insurance Company of America, and is entitled to the benefits thereof.

     This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder's attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

     The Company agrees to make prepayments of principal on the dates and in the amounts specified in the Agreement. This Note is also subject to optional prepayment, in whole or from time to time in part, on the terms specified in the Agreement.

     In case an Event of Default, as defined in the Agreement, shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Agreement.

     This Note is intended to be performed in the State of New York and shall be construed and enforced in accordance with the law of such State. AS PROVIDED IN PARAGRAPH 11Q OF THE AGREEMENT, THE COMPANY SUBMITS TO THE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE.


                                    INTERMET CORPORATION



                                    By: /s/ Doretha J. Christoph
                                       ---------------------------
                                    Name: Doretha J. Christoph
                                    Title: Vice President-Finance


                                       2